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                                                                     EXHIBIT 8.2

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                  June 8, 1999

(212) 351-4000                                                     C 18530-00010
broadcast.com inc.
2914 Taylor Street
Dallas, Texas 75226

Ladies and Gentlemen:

    You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Alamo Acquisition Corp., a Delaware corporation ("Sub") that is a direct, wholly-owned subsidiary of Yahoo! Inc., a Delaware corporation ("Yahoo!") with and into broadcast.com inc., a Delaware corporation (the "Company").

    In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Agreement and Plan of Merger, dated as of March 31, 1999, among Yahoo!, Sub and the Company (the "Merger Agreement") and that certain Proxy Statement-Prospectus of Yahoo! and the Company that was included in the Registration Statement on Form S-4, transmitted to the Securities and Exchange Commission (the "SEC") on June 8, 1999 (the "Registration Statement"). Furthermore, we have reviewed such other documents relating to the transaction and have made such other factual and legal inquiries as we have considered necessary or appropriate for purposes of the opinions given below.

    Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement and (ii) that the Merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Registration Statement.

    Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that the disclosure of the material federal income tax consequences of the Merger to Company stockholders in the Registration Statement under the heading "Material Federal Income Tax Consequences" is correct in all material respects, subject to the limitations set forth therein.

    Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

    This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent.

    We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement, and to the use of our name in the Registration Statement
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broadcast.com inc.
June 8, 1999
Page 2

under the heading "Material Federal Income Tax Consequences" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

                                          Very truly yours,
                                          GIBSON, DUNN & CRUTCHER LLP

                                          /s/ GIBSON, DUNN & CRUTCHER LLP

DWM/DBR/CRB